FOR FURTHER INFORMATION:

AT THE COMPANY:	AT FINANCIAL RELATIONS BOARD:
Brian J. Roney Chief Financial Officer (248) 358-1171 invrelations@npte.com	Leslie Loyet General Inquiries (312) 640-6672 lloyet@frbir.com

FOR IMMEDIATE RELEASE TUESDAY, JULY 3, 2007

NORTH POINTE HOLDINGS CORPORATION COMPLETES CAPITAL CITY HOLDINGS CO., INC. ACQUISITION

Company adds specialty insurance, expands presence in Mid-Atlantic and Southeastern U.S.

SOUTHFIELD, MI – July 3, 2007 – North Pointe Holdings Corporation (Nasdaq: NPTE) today announced that it has closed its acquisition of Capital City Holding Company, Inc. The transaction included the purchase of a property and casualty insurance holding company located in South Carolina, as well as, Davis-Garvin Holdings, Inc., Capital Excess & Surplus Brokers, Inc., Southeastern Claims Services, Inc., Safeco Products, Inc. and certain affiliates. The purchase price for the Capital City entities was $41 million, comprised of approximately $17 million in cash and $24 million in short-term debt financing.

Capital City Holding Company, Inc. owns Capital City Insurance Company, a South Carolina property and casualty insurance company that specializes in workers compensation and other commercial specialty coverages for the forestry industry and other “main street” commercial risks. The Capital City companies offer property and casualty insurance generally to individuals and small- to- medium sized businesses in the southeastern United States, and perform insurance agency and other ancillary services in connection with their insurance activities.

Rated B++ by A.M. Best, Capital City has a network of 130 independent agents, as well as two affiliates that serve as product distributors. For the fiscal year ended December 31, 2006, Capital City reported approximately $64 million in gross written premiums, and over $180 million in total assets.

James Petcoff, chairman and chief executive officer of North Pointe, commented, “This is a great opportunity for us to leverage our strong base and branch out further into the Southeast. While Capital City adds new product lines, the insured risks and customer characteristics are a good fit with our current lines. We are excited for this opportunity to add value for our policy holders and shareholders.”

About North Pointe Holdings Corporation

North Pointe Holdings is a property and casualty insurer that markets both specialty commercial and personal insurance products.  With a focus on owner-operated businesses, the company is the nation’s largest insurer of independent bowling centers and the largest insurer of liquor liability insurance in Michigan.

Safe Harbor Statement

Statements in this release that are “forward-looking statements” are based on current expectations and assumptions that are subject to risks and uncertainties. Actual results could differ materially because of factors such as: North Pointe pricing accurately the risks it underwrites; the establishment of adequate loss and loss adjustment expense reserves; retention and recruiting of independent agents; failure to pay claims accurately; risks associated with high concentration of North Pointe’s business in certain geographic markets; inability to implement North Pointe’s growth strategies; possible assessments for guaranty funds, other insurance-related assessments and mandatory reinsurance arrangements and North Pointe’s ability to recover such assessments through future surcharges or other rate changes; the occurrence of severe weather conditions and other catastrophes; the cyclical and seasonal nature of the industries within which North Pointe operates; intense competition with other insurance companies; the potential loss of key personnel; North Pointe’s ability to obtain and retain trade association endorsements; performance of North Pointe’s various operating subsidiaries; restrictions that may limit the ability of North Pointe’s subsidiaries to pay dividends to North Pointe; existing and future regulations by the local, state and federal governments; the compliance of subsidiaries with minimum capital and surplus requirements; ratings of North Pointe’s insurance company subsidiaries by A.M. Best; the availability and pricing of reinsurance; the potential for non-payment or delay in payment by reinsurers; the outcome of current industry investigations; potential regulation limiting the use of undisclosed contingent commission arrangements with independent agents; adverse market conditions that could negatively impact North Pointe’s investment portfolio; reliance on information technology and telecommunication systems; and management’s ability to effectively manage a public company.

To learn more about North Pointe Holdings Corporation, please visit www.npte.com